Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation	Ownership

First National Bank in Howell	U.S. (national charter)	100% - FNBH Bancorp, Inc.

H.B. Realty Co.	Michigan	100% - FNBH Bancorp, Inc.